Exhibit 10.5

McDermott International, Inc.
AMENDED AND RESTATED 2020 Key Employee Retention Plan

1.Purpose. This McDermott International, Inc. Amended and Restated 2020 Key Employee Retention Plan (the “Plan”) is designed to align the interests of McDermott International, Inc. (the “Company”) and eligible key employees of the Company.

2.Effective Date. The Company, intending to be legally bound, hereby adopts the Plan effective as of January 1, 2020 (the “Effective Date”). The Plan will continue from the Effective Date until December 31, 2020, unless earlier terminated by the Company in accordance with Section 7(e) (the “Term”). The expiration of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder.

3.General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company Group.

4.Definitions. For purposes of this Plan:

“Board” means the Company’s Board of Directors.

“Cause” means, with respect to a Participant, “Cause” as defined in any employment agreement between the Participant, on the one hand, and the Company or any of its subsidiaries, on the other hand, or, if no such agreement exists or such term is not defined therein, means any of the Participant’s (a) continued failure to perform substantially the Participant’s duties with the Company Group (occasioned by reason other than the Participant’s physical or mental illness, death, or Disability) after a written demand for substantial performance is delivered to the Participant by the Senior Vice President, Chief Human Resources Officer, which specifically identifies the manner in which the Senior Vice President, Chief Human Resources Officer or the Chief Executive Officer believes that the Participant has not substantially performed his or her duties, after which he or she shall have 30 days to defend or remedy such failure to substantially perform his or her duties, (b) the Participant engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company Group, or (c) the Participant’s conviction of, with no further possibility of appeal for, or the Participant’s plea of guilty or nolo contendere to, any felony.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board.

“Company Group” means the Company and its direct and indirect affiliates and subsidiaries.

“Disability” means, with respect to a Participant, “Disability” as defined in any employment agreement between the Participant, on the one hand, and the Company and any of its subsidiaries, on the other hand, or, if no such agreement exists or such term is not defined therein, means a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, as determined by the Senior Vice President, Chief Human Resources Officer in good faith, upon receipt of medical advice that the Senior Vice President, Chief Human Resources Officer deems sufficient and competent, from one or more individuals selected by the Senior Vice President, Chief Human Resources Officer who are qualified to provide professional medical advice.

“Effective Date” has the meaning set forth in Section 2.

“Emergence Date” means the effective date of the Plan of Reorganization.

“Participant” has the meaning set forth in Section 5.

“Participation Period” means each successive calendar quarter commencing during the Term. For the sake of clarity, the first Participation Period is January 1, 2020 through March 31, 2020, the second Participation Period is the April 1, 2020 through June 30, 2020, the third Participation Period is July 1, 2020 through September 30, 2020, and the fourth Participation Period is the October 1, 2020 through December 31, 2020.

“Plan” has the meaning set forth in Section 1.

“Plan of Reorganization” means the Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Debtor Affiliates, as finally approved by the U.S. Bankruptcy Court.

“Qualifying Termination” means a termination of a Participant’s employment with the Company and its subsidiaries due to death or Disability or by the Company without Cause.

“Quarterly Retention Opportunity” means, in the case of any Participant, the incentive payable to such Participant under the Plan for the applicable Participation Period, as determined by the Company at the time of the Participant’s selection to participate in the Plan.

“Section 409A” means Section 409A of the Code.

“Term” has the meaning set forth in Section 2.

5.Eligible Participants. Each person designated by the Committee from time to time shall be a “Participant” under the Plan and eligible to receive a Quarterly Retention Opportunity with respect to each Participation Period.

6.Term of Participation.

(a)Subject to the provisions of the Plan and any participation agreement granted hereunder, each Participant shall earn a Quarterly Retention Opportunity as of the end of each Participation Period so long as the Participant remains employed by the Company Group through the end of the applicable Participation Period. Notwithstanding the foregoing, if a Participant incurs a Qualifying Termination prior to the end of a Participation Period, such Participant shall be entitled to receive the full Quarterly Retention Opportunity for such Participation Period.

(b)The Participant shall not be eligible to earn a Quarterly Retention Opportunity with respect to any calendar quarter that commences following the end of the Term.

(c)Any Quarterly Retention Opportunity required to be made under the Plan shall be paid on a fully vested basis by the Company as soon as possible after the end of the applicable Participation Period and in no event later than 45 days following the end of the applicable Participation Period (or, if the Participant becomes entitled to such Quarterly Retention Opportunity as a result of a Qualifying Termination prior to the end of a Participation Period, then as soon as possible after such Qualifying Termination and in no event later than 30 days following such Qualifying Termination).

7.Plan Administration. The Plan shall be administered by the Company. The Company is given full authority and discretion within the limits of the Plan to establish such administrative measures as may be necessary to administer and attain the objectives of the Plan. The Company shall have full power and authority to construe and interpret the Plan and any interpretation by the Company shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

(a)All rights and interests of Participants under the Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer, or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation, or otherwise, the Company may assign the Plan.

(b)Any payment to a Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

(c)Payment of amounts due under the Plan shall be provided to a Participant in the same manner as such Participant receives his or her regular paycheck or by mail at the last known address of such Participant in the possession of the Company. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to the Plan.

(d)The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Quarterly Retention Opportunity payments shall not be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.

(e)The Company, in its sole discretion, will have the right to modify, supplement, suspend, or terminate the Plan at any time; provided that, except as required by law, the Plan may not be amended or terminated in any way adverse to any Participant unless (i) Committee obtains the prior written consent of the affected Participants or (ii) the Committee reasonably determines such change is reasonably necessary to obtain any governmental (including court) approvals required to make the Plan effective before the Emergence Date; and provided, further, that, on and following the Emergence Date and prior to the end of the Term, the Plan shall not be terminated without the consent of all Participants in the Plan.

(f)Nothing contained in the Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.

(g)Except as otherwise provided under the Plan, any expense incurred in administering the Plan shall be borne by the Company.

(h)Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(i)The administration of the Plan shall be governed by the laws of the State of Texas, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

(j)The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed, and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.

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IN WITNESS WHEREOF, the Company has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.

MCDERMOTT INTERNATIONAL, INC.

By: _/s/ Tosha Perkins _________________
Name: Tosha Perkins
Title:   Senior Vice President, Chief Human Resources Officer

[Signature Page to Amended and Restated 2020 Key Employee Retention Plan]